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                                                                 EXHIBIT 2(k)(4)


                    FUND:     KEMPER FLOATING RATE FUND ("FUND")
                    CLASS:    CLASS B (THE "CLASS")


                                DISTRIBUTION PLAN

         This Distribution Plan (the "Plan") has been adopted for the Fund with respect to the Class (all as noted and defined above) by a majority of the members of the Fund's Board of Trustees (the "Board"), including a majority of the Board members who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Board Members") at a meeting called for the purpose of voting on this Plan.

         1. Compensation. The Fund will pay to Kemper Distributors, Inc. ("KDI") at the end of each calendar month a distribution services fee computed at the annual rate of 0.60% of the average daily net assets attributable to the Class shares. KDI may compensate various financial service firms appointed by KDI ("Firms") in accordance with the provisions of the Fund's Underwriting and Distribution Agreement (the "Distribution Agreement") for sales of shares at the fee levels provided in the Fund's prospectus from time to time. KDI may pay other commissions, fees or concessions to Firms, and may pay them to others in its discretion, in such amounts as KDI shall determine from time to time. The distribution services fee for the Class shall be based upon average daily net assets attributable to the Class and such fee shall be charged only to the Class. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution services fee set forth in Paragraph 1 hereof on the basis of the number of days that the Plan and any agreements related to the Plan are in effect during the month and year, respectively. The distribution services fee shall be in addition to and shall not be reduced or offset by the amount of any contingent deferred sales charge received by KDI.

         2. Periodic Reporting. KDI shall prepare reports for the Board on a quarterly basis for the Class showing amounts paid to the various Firms and such other information as from time to time shall be reasonably requested by the Board.

         3. Continuance. This Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Qualified Board Members, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of the Class.

         4. Termination. This Plan may be terminated at any time without penalty with respect to the Class by vote of a majority of the Qualified Board Members or by vote of the majority of the outstanding voting securities of the Class.


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         5.       Amendment. This Plan may not be amended to increase materially the amount to be paid to KDI by the Fund for distribution services with respect to the Class without the vote of a majority of the outstanding voting securities of the Class. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Qualified Board Members, cast in person at a meeting called for such purpose.

         6. Selection of Non-Interested Board Members. So long as this Plan is in effect, the selection and nomination of those Board members who are not interested persons of the Fund will be committed to the discretion of Board members who are not themselves interested persons.

         7. Recordkeeping. The Fund will preserve copies of this Plan, the Distribution Agreement, and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, the Distribution Agreement, or any such report, as the case may be, the first two
(2) years in an easily accessible place.

         8. Limitation of Liability. Any obligation of the Fund hereunder shall be binding only upon the assets of the Class and shall not be binding on any Board member, officer, employee, agent, or shareholder of the Fund. Neither the authorization of any action by the Board members or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any Board member or upon any shareholder.

         9. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940, as amended (the "Act"), and the rules and regulations thereunder.

         10. Severability; Separate Action. If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for the Class as the Act or the rules thereunder so require.

         11. Effectiveness. This Plan shall become effective upon receipt of an exemptive order from the Securities and Exchange Commission with respect to the Plan, which order shall provide that the Fund will comply with the terms and conditions of Rule 12b-1 under the Act as if the Fund were an open-end investment company.